SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act, and in connection with such Notification of Registration submits the following information:

Name:    PEREGRINE FUNDS

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

         99 Park Avenue
         New York, New York 10016

Telephone Number (including area code): 800-910-5255

Name and Address of Agent for Service of Process:

         Thaddeus Leszczynski
         Van Eck Associates Corporation
         99 Park Avenue
         New York, New York 10016




Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  Yes       x                                      No ___
                           ---
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                                   SIGNATURES

Form of signature if the Registrant is an investment company having a board of trustees:

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 13th day of November, 1995.

Signature:                                           PEREGRINE FUND



                          By:/S/ Thaddeus Leszczynski
                             ------------------------

Attest:


        /S/
--------------------------

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